1. Dr. Rainer Magold, attorney-at-law, Bethmannstrasse 50-54, 60311 Frankfurt am Main, according to his own cognisance not acting in his own name but - as agent without authority of representation ("Vertreter ohne Vertretungsmacht") - on behalf of

          1.1 DIETMAR MuLLER-ELMAU, genannt Muller, resident for business purposes at Arabellastrasse 17, 81925 Munich, F.R.G.;

                                      and




          1.2 DIETRICH VON BOETTICHER, resident for business purposes at Widenmayerstrasse 4, 80538 Munich, F.R.G.;

                                      and

          1.3 KEITH GRUEN, resident for business purposes at Arabellastrasse 17, 81925 Munich, F.R.G.;

and

2. DR. WOLFGANG FRITZEMEYER, attorney-at-law, Bethmannstrasse 50-54, 60311 Frankfurt am Main, F.R.G., according to his own cognisance not acting in his own name but - as agent without authority of representation ("Vertreter ohne Vertretungsmacht") - on behalf of

          2.1 MICROS SYSTEMS HOLDING GmbH, having its corporate offices at Hoechster Bahnstrasse 2a, 65929 Frankfurt, F.R.G., a wholly-owned subsidiary of MICROS Systems, Inc., represented by Bernard Jammet, its Managing Director ("Geschaftsfuhrer");

                                      and

          2.2 MICROS SYSTEMS, INC., a company under the laws of the State of Maryland, having its registered office at 12000 Baltimore Avenue, Beltsville, MD 20705, U.S.A., represented by A. L. Giannopoulos, its President and Chief Executive Officer.

The Deponents requested to have the recording of this notarial deed done in the English language. The Notary is in command of the English language and has assured himself that the Deponents are also in command of the English language. After having been informed about their respective rights by the Notary, the Deponents waived their right to receive a written translation of this deed.

The Notary informed the Deponents that one of the attorneys of Doser Amereller Noack has advised MICROS Systems Holding GmbH and MICROS Systems, Inc. in connection with the transactions effected by and referred to in this notarial deed and that - in view of the fact that the Notary is one of the partners of Doser Amereller Noack - the Deponents and the parties represented by the Deponents are entitled to request the notarization of the notarial deed by another notary. Irrespective of this, the Deponents, also on behalf of the parties represented by the Deponents, requested that the notarization of this deed be performed by the Notary.


Thereafter, the Deponents asked for the notarization of the following




                        PURCHASE AND TRANSFER AGREEMENT

between

1.        DIETMAR MULLER, GEN. ELMAU

                                      and

2.        DIETRICH VON BOETTICHER

                                      and

3.        KEITH GRUEN

          (hereinafter collectively referred to as the "Sellers")

                                   as well as

4.        MICROS SYSTEMS HOLDING GmbH

          (hereinafter referred to as "Buyer")
                                      and

5.        MICROS SYSTEMS, INC.


PREAMBLE:


A. FIDELIO SOFTWARE GmbH, a company under the laws of the Federal Republic of Germany having its corporate offices at Arabellastrasse 17, 81925 Munich (the "Company"), is registered in the Trade Register of the municipal court at Munich under no. HRB 82753. The Company's stated capital is DM 200,000.


B. The Sellers and the Buyer are currently holding between them 100% of the Company's stock as follows:

          1. Dietmar Muller: two interests (Geschaftsanteile) in the aggregate nominal value of DM 77,000 (38.5% of the stated capital of the Company), of which one is in the nominal value of DM 55,000 (27.5%) and the other in the nominal value of DM 22,000 (11%);

          2. Dietrich von Boetticher: two interests in the aggregate nominal value of DM 35,000 (17.5 % of the stated capital of the Company), of which one is in the nominal value of DM 25,000 (12.5%) and the other in the nominal value of DM 10,000 (5%);

          3. Keith Gruen: two interests in the aggregate nominal value of DM 28,000 (14% of the stated capital of the Company), of which one is in the nominal value of DM 20,000 (10%) and the other in the nominal value of DM 8,000 (4%);

          4. MICROS Systems Holding GmbH: six interests in the aggregate nominal value of DM 60,000 (30% of the stated capital of the Company) split as follows:

                 a.     DM16,500       (8,25%);
                 b.     DM16,500       (8,25%);
                 c.     DM 7,500       (3,75%);
                 d.     DM 7,500       (3,75%);
                 e.     DM 6,000       (3,00%); and
                 f.     DM 6,000       (3,00%).

C. The Sellers intend to sell, and the Buyer intends to acquire, the remaining 70% of the stock in the Company currently held by the Sellers pursuant to Section 2.2 (b) of that certain Acqusition Agreement dated 12 May 1993, attached as Annex I to the notarial deed dated May 12/13, 1993, roll number S 1096/93 issued by Notar Dr. Graf von Stosch of Munich (hereafter referred as the "1993 Agreement").

D.     The Company has received loans from:

       1) Dietmar Muller: DM 1,907,814.56, on which interest has accrued through November 30, 1995 in the amount of DM
          112,469.96;

       2) Dietrich von Boetticher, which has been repaid, but on which interest remains due as of November 30, 1995 in the amount of DM 25,049.55; and

       3) Keith Gruen DM 693,750.75, on which interest has accrued through November 30, 1995 in the amount DM 40,895.57;

       (the "Sellers' Loans")


The parties agree as follows:

1.     ASSIGNMENT

1.1 The Sellers agree to sell and assign, and hereby sell and assign, all of their remaining interests in the Company listed under their respective names in Section B of the Preamble (hereafter referred as "Shares") to the Buyer. The assignment shall include all rights ancillary to such Shares, including all claims to dividends relating to the ongoing business year 1995 (the "Assignment"). The Buyer agrees to accept and hereby accepts the Assignment.

1.2 The Assignment shall be made with effect as of December 1, 1995, 12:01 a.m. CET (the "Effective Date").


1.3    In the event that

       a.     the Purchase Price as per Section 2.1 below; and/or

       b. the payments to be made as per Section 4.1 below should not have been credited to the Sellers' accounts, except for reasons within the Sellers' control, by December 15, 1995, the Sellers, and each of them, shall have the right to withdraw from this Agreement by unilateral written notice to the Buyer and the Shares shall be deemed reassigned to the Seller concerned upon receipt of such notice by the Buyer. Upon such reassignment, Seller or Sellers, as the case may be, shall repay to Buyer any and all monies received hereunder.


2.        PURCHASE PRICE

2.1 In consideration of the Assignment, the Buyer shall pay a purchase price of DM 41,255,000 (Deutsche Mark forty-one million two hundred fifty-five thousand) on November 30, 1995 (the "Purchase Price") as follows:

          a.     by certified bank check

                 (i)    DM 22,000,000 to Dietmar Muller;

                 (ii)   DM 10,000,000 to Dietrich von Boetticher;

                 (iii)  DM 8,000,000 to Keith Gruen;

          b.     by bank transfer

                 (i)    DM 690,250 to Dietmar Muller;

                 (ii)   DM 313,750 to Dietrich von Boetticher;

                 (iii)  DM 251,000 to Keith Gruen.

          The Buyer and MICROS Systems, Inc. shall jointly and severally be liable for the payment of the Purchase Price.

2.2       The Purchase Price shall be adjusted as follows:

          a. If the November 30 Profits, as defined below, times 70%, exceed DM 1,255,000, the Purchase Price shall be increased by an amount equivalent to such excess.

          b. If, on the other hand, the November 30 Profits, times 70%, are lower than DM 1,255,000, the Purchase Price shall be reduced by an amount equivalent to such shortfall, but in no event to less than

                 DM 40,000,000, and each Seller shall jointly and severally be liable to repay the shortfall to the Buyer.


          "November 30 Profits", as used herein, shall mean the distributable earnings (Ergebnis) generated by the Company (less the cost of the Allrevision Report, as defined below, and not including the dividends, if any, that the companies in which the Company is holding participations could have distributed to the Company) during the eleven months ending on November 30, 1995, determined under German law after all taxes, including trade tax (Gewerbesteuer) and corporate income tax (Korperschaftsteuer).

2.3       The November 30 Profits shall be determined as follows:

          a. The parties, each individually, shall cause Allrevision Allgemeine Revisions- und Beratungsgesellschaft mbH of Munich ("Allrevision") to determine the November 30 Profits and to prepare a written report setting out and supporting the November 30 Profits (the "Allrevision Report"), established in accordance with all applicable German accounting principles and applying, without limitation, strictly the principle of consistency, and to submit the Allrevision Report to all parties hereto as soon as practicable and in no event later than March 31, 1996. Since the Allrevision Report will be part of the audit of the annual accounts, the cost of the Allrevision Report shall be borne by the Company.

          b. The Buyer shall be entitled to have the Allrevision Report audited by Price Waterhouse or another auditing firm of the Buyer's choice and at the Buyer's expense.

          c. In the event that either the Buyer or one or more of the Sellers give written notice to the respective other party, within sixty (60) days from receipt of the Allrevision Report, to the effect that it objects against the Allrevision Report with substantiated reasons, the November 30 Profits shall be finally determined - with binding effect on the parties - by an independent expert (Schiedsgutachter) to whom the Allrevision Report, the written objections and any other relevant materials (including the report, if any, prepared by the auditor retained by Buyer) shall be made available. If the parties should be unable to agree on such expert within one month from the date on which one of them submitted an objection to the respective other party, the expert shall be nominated by the president of the CPA Chamber (Wirtschaftspruferkammer) in Munich among the Munich offices of Arthur Andersen, Coopers &

                 Lybrand, Deloitte & Touche, Ernst & Young and KPMG. The payments to be made pursuant to the preceding Section 2.2, if any, shall be made within thirty (30) days from the day on which the expert's report shall have been submitted to the parties. If the expert unequivocally confirms the view of one party, the respective other party shall bear the fees charged by the expert; otherwise, the expert shall split the fees reasonably as the expert sees fit.

          d. In the event that neither party gives notice as provided in subparagraph (c), the November 30 Profits set out in the Allrevision Report shall be deemed agreed, and the payments to be made pursuant to the preceding Section 2.2 shall be payable within seventy-five (75) days from the day on which the Allrevision Report shall have been submitted to the parties.



3.        SELLERS' WARRANTIES AND REPRESENTATIONS

3.1       RESTATEMENT:  The Sellers hereby restate and confirm

          a. the representations and warranties regarding ownership of the Shares etc. set out in Section 2.2 (f) (iv) of the 1993 Agreement. Should any of these representations and warranties not be materially accurate as of the date hereof (the "Option Closing", as defined in the 1993 Agreement), the Sellers shall have the rights set out in Article VI of the 1993 Agreement;

          b. the restrictive covenant set out in Section 4.2 (b) of the 1993 Agreement. In the event of a violation of the said restrictive covenant, the Sellers shall have the rights set out in Section 4.2 (c) of the 1993 Agreement.

3.2 NO FURTHER CLAIMS: The parties agree that neither the Buyer nor any other company controlled by, controlling or under the same control as MICROS Systems, Inc, (the "MICROS Group") shall have any right or claim in respect of the delivery of the Shares and/or the business and/or financial situation of the Company, including the right to withdraw from this Agreement and to request the return of the Purchase Price or to claim damages, over and above the rights specifically set out in this Agreement and the 1993 Agreement. For the avoidance of doubt, nothing in this Agreement shall be read to mean that any representations and warranties provided under the 1993 Agreement which have expired in the meantime shall be revived and/or to limit the Buyer's rights in the event of fraud.


4.        BUYER'S WARRANTIES AND REPRESENTATIONS

4.1 SELLERS' LOANS: The Sellers' Loans shall be repaid, and all interest accrued thereon shall be paid, to the Sellers as set out in Section D of the Preamble, by certified bank check on November 30, 1995.

4.2 HOLD HARMLESS CLAUSE: The Buyer and MICROS Systems, Inc., represent and warrant that effective as of the date hereof, the Sellers shall be indemnified and held harmless from any guarantee or other security of whatever nature, if any, (and that are reflected in the financial statements of the Company delivered to the Buyer or MICROS Systems, Inc., prior to the date hereof) that they may have issued in order to secure liabilities incurred by the Company or any of its subsidiaries, including in particular guarantees granted to car leasing companies, BHF Bank, Hypobank and/or Commerzbank.

4.3 SERVICE AGREEMENTS: Dietmar Muller-Elmau and Keith Gruen shall be released from their duties to provide services to the Company under their existing Service Agreements (as attached to the 1993 Agreement as Exhibits M and N) as of the Effective Date, without prejudice to their claims to compensation and other benefits under such Service Agreements as provided in the drafts attached to the 1993 Agreement, but at the current compensation and car level.



4.4 INDEMNIFICATION, WITHDRAWAL: Should any of the foregoing warranties not be materially accurate as of the date hereof, the Buyer and MICROS Systems, Inc. jointly and severally shall indemnify the Sellers with respect to any direct damages that the Sellers incur. Otherwise, except in the event of fraud with respect to the representations and warranties set out above on the part of the Buyer, the Sellers shall not be entitled to claim damages and/or to withdraw from this Agreement and to request the return of the Shares.

5.        GENERAL

    To the extent not expressly provided otherwise in this Agreement, the provisions of Article V (Joint Covenants) and Article VII (Miscellaneous) of the 1993 Agreement shall apply.


                              *       *       *


Finally, the Deponents declared that Fidelio Software GmbH does not own real property.

The above protocol was read to the Deponents by the Notary, was approved by them and was personally signed by them and the Notary as follows:




                                   /s/ DIETMAR MuLLER-ELMAU
                                   ----------------------------------
                                       DIETMAR MuLLER-ELMAU


                                   /s/ DIETRICH VON BOETTICHER
                                   ----------------------------------
                                       DIETRICH VON BOETTICHER


                                   /s/ KEITH GRUEN
                                   ----------------------------------
                                       KEITH GRUEN


                                   /s/ MICROS SYSTEMS HOLDING GmbH
                                   ----------------------------------
                                       MICROS SYSTEMS HOLDING GmbH


                                   /s/ MICROS SYSTEMS, INC.
                                   ----------------------------------
                                       MICROS SYSTEMS, INC.